Exhibit 10.13

SECURITY AGREEMENT

DATE:	May 9, 2006

DEBTOR: (Collectively)	MSO Holdings, Inc. 2333 Waukegan Road Suite 175 Bannockburn, Illinois 60015

SECURED PARTIES:	Each of the holders of the Notes (as hereinafter defined.

COLLATERAL AGENT:	Commonwealth Associates, L.P. 830 Third Avenue, 8th Floor New York, NY 10022

        1.     Security Interest and Collateral. To secure the payment of outstanding principal and interest on certain Secured Convertible Promissory Notes in the aggregate principal amount of up to $2,500,000 issued by Debtor from time to time in a private placement as described in the Securities Purchase Agreement, of even date herewith between the Debtor and the Secured Parties, by Debtor to Secured Parties (each a “Note” and collectively the “Notes”) and the performance of every liability and obligation of every type and description that Debtor may now or at any time hereafter owe to Secured Parties under the Notes, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is absolute or contingent, liquidated or unliquidated, or sole, joint, several or joint and several (all such debts, liabilities and obligations and any amendments, extensions, renewals or replacements thereof collectively referred to herein as the “Obligations”), Debtor hereby grants Collateral Agent, not individually but for the benefit of the Secured Parties (with Collateral Agent acting on behalf of the Secured Parties under and pursuant to that certain Intercreditor Agreement, dated even herewith, among the Secured Parties and Debtor) a first priority security interest (the “Security Interest”) in all of Debtor’s property (the “Collateral”), including without limitation the following:

A.	Inventory. All inventory of Debtor, whether now owned or hereafter acquired and wherever located and other tangible personal property held for sale or lease or furnished or to be furnished under contracts of service or consumed in Debtor’s business, and all goods of Debtor, whether now owned or hereafter acquired and wherever located, including without limitation all computer programs embedded in goods, and all other Inventory and Goods of the Debtor, as such terms may be defined in the Uniform Commercial Code as may be in effect in the State of Delaware from time to time (the “UCC”);

B.	Equipment. All equipment of Debtor, whether now owned or hereafter acquired and wherever located, including but not limited to all present and future equipment, machinery, tools, motor vehicles, trade fixtures, furniture, furnishings, office and recordkeeping equipment and all goods for use in Debtor’s business and all other Equipment of the Debtor, as such term may be defined in the UCC, together with all parts, equipment and attachments relating to any of the foregoing;

C.	Accounts, Contract Rights and Other Rights to Payment: Each and every right of Debtor to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease, license, assignment or other disposition of goods or other property by Debtor, out of a rendering of services by Debtor, out of a loan by Debtor, out of the overpayment of taxes or other liabilities of Debtor, or otherwise arises under any contract or agreement, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which Debtor may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any of the property of such account debtor or other obligor; all including but not limited to all present and future debt instruments, chattel paper, accounts, license fees, contract rights, loans and obligations receivable and tax refunds and all other Accounts of the Debtor, as such term may be defined in the UCC;

D.	Instruments: All instruments, chattel paper, letters of credit or other documents of Debtor, whether now owned or hereafter acquired, including but not limited to promissory notes, drafts, bills of exchange and trade acceptances; all rights and interests of Debtor, whether now existing or hereafter created or arising, under leases (where Debtor is the lessor), licenses or other contracts, in each case where assignment for security purposes is not expressly prohibited by the terms of such instruments and all other Instruments of the Debtor, as such term may be defined in the UCC;

E.	Deposit Accounts and Investment Property: All right, title and interest of Debtor in all deposit and investment accounts maintained with any bank, savings and loan association, broker, brokerage, or any other financial institution, together with all monies and other property deposited or held therein, including, without limitation, any checking account, savings account, escrow account, savings certificate and margin account, and all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts, and commodity accounts and all other Deposit Accounts and Investment Property of the Debtor, as such terms may be defined in the UCC;

F.	General Intangibles: All general intangibles of Debtor, whether now owned or hereafter acquired, including, but not limited to, applications for patents, patents, copyrights, trademarks, trade secrets, good will, tradenames, customer lists, permits and franchises, software, all licenses of any of the foregoing and the right to use Debtor’s name, and any and all membership interests, governance rights, and financial rights in each and every limited liability company, and all payment intangibles and all other General Intangibles of the Debtor, as such term may be defined in the UCC;

G.	Chattel Paper: All Chattel Paper of the Debtor, whether tangible or electronic, as such term may be defined in the UCC; and

H.	Supporting Obligations, Embedded Software, etc.: All of Debtor’s rights, whether now existing or hereafter acquired, in promissory notes, documents, embedded software, letter of credit rights and supporting obligations (and security interests and liens securing them) as such terms may be defined in the UCC, together with all substitutions and replacements for and products of any of the foregoing property and proceeds of any and all of the foregoing property together with (i) all accessories, attachments, parts, equipment, accessions and repairs and embedded software now or hereafter attached or affixed to or used in connection with any such goods, (ii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods, and (iii) all books and records of Debtor related to the Collateral. This Agreement creates, and in the case of after-acquired Collateral, this Agreement will create at the time the Debtor first has rights in such after-acquired Collateral, in favor of the Secured Parties a valid and perfected first priority security interest in the Collateral in the United States securing the payment and performance of the Obligations.

        2.     Representations, Warranties and Agreements. Debtor represents, warrants and agrees that:

            2.1.     Debtor is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Debtor has full power and authority to execute this Agreement, to perform Debtor’s obligations hereunder and to subject the Collateral to the Security Interest. Debtor’s taxpayer identification number is the number shown at the beginning of this Agreement.

            2.2.     Debtor’s chief place of business is, located at the address shown at the beginning of this Agreement. Debtor’s records concerning its accounts and contract rights are kept at such address. The Collateral is located at the address shown at the beginning of this Agreement, and there are no other locations where any of the Collateral may be kept except as set forth on Schedule 2.2 hereto. All Collateral has been located at the address shown at the beginning of this Agreement or at the locations set forth on Schedule 2.2, prior to execution of this Agreement. Debtor will give at least 30 days’ advance written notice to Secured Parties of any change in Debtor’s jurisdiction of organization or chief place of business and any change in or addition of any Collateral location. Debtor will take all such actions as Secured Parties may reasonably request to permit Secured Parties to establish and perfect the Security Interest in all jurisdictions Secured Parties deems necessary, including but not limited to the execution, delivery or endorsement of any and all instruments, documents, assignments, security agreements and other agreements and writings that Secured Parties may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and Secured Parties’ rights under this Agreement.

            2.3.     Debtor has (or will have at the time Debtor acquires rights in Collateral hereafter arising) absolute title to each item of Collateral, free and clear of all security interests, liens and encumbrances. Debtor will keep all Collateral free and clear of all security interests, liens and encumbrances except the Security Interest, purchase money security interests granted in connection with the acquisition of equipment in the ordinary course of Debtor’s business and approved by Collateral Agent and capital leases in an amount not to exceed $75,000 (each a “Permitted Lien”), which consent shall not be unreasonably withheld. Debtor will defend the Collateral against all claims or demands of all persons other than Secured Parties or the holder of any Permitted Lien. Debtor will promptly pay or properly and timely contest all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection, priority or continuance of the Security Interest.

            2.4.     Until the Obligations are satisfied in full, Debtor will not, without the prior written consent of Collateral Agent, sell any of the Collateral or enter into any agreement that is inconsistent with Debtor’s obligations or Secured Parties’ rights under this Agreement, except that Debtor may sell or discard the Collateral in the ordinary course of business so long as such agreements are not inconsistent with Secured Parties’ rights or Debtor’s obligations under this Agreement. Debtor further agrees that it will not take any action, or permit any action to be taken by others under its control, or fail to take any action, that would affect the validity of the Collateral or enforcement of Secured Parties’ rights in the Collateral. In addition, Debtor agrees not to enter into any instruments, chattel paper, letters of credit or other documents, including but not limited to promissory notes, drafts, bills of exchange and trade acceptances, which expressly prohibit assignment for security purposes.

            2.5.     This Agreement has been duly and validly authorized by all necessary corporate action by Debtor and constitutes the valid and binding obligation of Debtor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

            2.6.     Debtor will keep all tangible Collateral in good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof.

            2.7.     Debtor will at all reasonable times permit Secured Parties or their respective representatives to examine or inspect any Collateral, wherever located, and to examine, inspect and copy Debtor’s books and records pertaining to the Collateral and its business and financial condition.

            2.8.     If Collateral Agent at any time so requests after the occurrence of an Event of Default, Debtor will promptly transfer to Collateral Agent any instrument, document, chattel paper, or investment properties constituting the Collateral, duly endorsed or assigned by Debtor.

            2.9.     Debtor will keep accurate and complete records pertaining to the Collateral and pertaining to Debtor’s business and financial condition and submit to Collateral Agent such periodic reports concerning the Collateral and Debtor’s business and financial condition as Collateral Agent may from time to time reasonably request.

            2.10.     Debtor will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, and such other risks and in such amounts as are customary in Debtor’s industry or as Collateral Agent may otherwise reasonably request, with any loss payable to Secured Parties to the extent of their respective interests. Upon execution of this Agreement, Debtor will provide Collateral Agent with evidence of such insurance in the form of copies of the policies thereof or certificates of insurance therefor. Debtor shall give Collateral Agent immediate notice of the expiration of cancellation of any such insurance and shall immediately obtain replacement insurance coverage and provide evidence thereof to Collateral Agent.

            2.11.     Debtor will pay when due or reimburse Secured Parties on demand for all costs of collection of any of the Obligations and all other out-of-pocket expenses (including all reasonable attorneys’ fees and expenses) incurred by Secured Parties in connection with the creation, perfection, satisfaction, protection, defense or enforcement of the Security Interest or the Collateral, or the creation, continuance, protection, defense or enforcement of this Agreement, or any or all of the Obligations, including expenses incurred in any litigation or bankruptcy or insolvency proceedings.

            2.12.     The Obligations have been incurred and the Collateral will be used primarily for business purposes.

            2.13.     All rights to payment and all instruments, documents, chattel papers and other agreements constituting or evidencing Collateral are (or will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, set-off or counterclaim (other than those arising in the ordinary course of business) of each account debtor or other obligor named therein or in Debtor’s records pertaining thereto as being obligated to pay such obligation. Debtor will not agree to any modification, amendment or cancellation of any such obligation without Collateral Agent’s’ prior written consent except discounts provided by Debtor in the ordinary course of business, and will not subordinate any such right to payment to claims of other creditors of such account debtor or other obligor.

            2.14.     Debtor will promptly notify Collateral Agent of any material loss of or damage to any Collateral or of any adverse change in the prospect of payment of any material sums due on or under any instrument, chattel paper, account or contract right constituting Collateral.

            2.15.     Debtor will from time to time execute such financing statements or control agreements as Collateral Agent may reasonably deem necessary in order to perfect the Security Interest and, if any Collateral is covered by a certificate of title, execute such documents as may be required to have the Security Interest properly noted on a certificate of title. In addition, Debtor authorizes Collateral Agent to file any financing statement Collateral Agent deems necessary, describing any liens held by Secured Parties hereunder. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as Collateral Agent may determine, in its reasonable discretion, is necessary to ensure the perfection of the Security Interest, including, without limitation, describing such property as “all assets” or “all personal property.”

            2.16.     Debtor will not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or ordinance.

            2.17.     If Debtor at any time fails to perform or observe any agreement contained in this Section 2, and if such failure shall continue for a period of 30 calendar days after Collateral Agent gives Debtor written notice thereof, Collateral Agent may (but need not) perform or observe such agreement on behalf and in the name, place and stead of Debtor (or, at Collateral Agent’s option, in Collateral Agent’s own name) and may (but need not) take any and all other actions that Collateral Agent may reasonably deem necessary or desirable to cure or correct such failure. Debtor shall pay Collateral Agent on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Collateral Agent in connection with or as a result of Collateral Agent performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Collateral Agent at the highest rate then applicable to any of the Obligations. To facilitate the performance or observance by Collateral Agent of such agreements of Debtor (in the event Debtor does not cure any such failure during the above-described 30-day period), Debtor hereby irrevocably appoints (which appointment is coupled with an interest) Collateral Agent, or its delegate, as the attorney-in-fact of Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Debtor, any and all instruments, documents, financing statements, and other agreements and writings required to be obtained, executed, delivered or endorsed by Debtor under this Section 2.

        3.     Account Verification and Collection Rights of Collateral Agent. Collateral Agent shall have the right to verify any accounts in the name of Debtor or in Collateral Agent’s own name; and Debtor, whenever requested pursuant to the terms of this Section, shall furnish Collateral Agent with duplicate statements of the accounts, which statements may be mailed or delivered by Collateral Agent for that purpose. Collateral Agent may at any time after the occurrence of an Event of Default notify any account debtor, or any other person obligated to pay any amount due, that such chattel paper, account, or other right to payment has been assigned or transferred to Collateral Agent for security and shall be paid directly to s Collateral Agent. If Collateral Agent so requests at any time after the occurrence of an Event of Default, Debtor will so notify such account debtors and other obligors in writing and will indicate on all invoices to such account debtors or other obligors that the amount due is payable directly to Collateral Agent. At any time after Collateral Agent or Debtor gives such notice to an account debtor or other obligor, Collateral Agent may (but need not), in Collateral Agent’s own name or in Debtor’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such chattel paper, account, or other right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

        4.     Events of Default. The occurrence of any of the following shall, at the sole option of the Secured Parties, be an Event of Default:

A.	Any “Event of Default” (as defined in such agreement) by Debtor under the Notes or any other agreement evidencing the Obligations, which default is not cured within any grace period granted with respect to such default or, if no specific grace period is granted with respect to such default, where such default is not cured within five (5) business days after written notice thereof from any Secured Party;

B.	Debtor’s failure to comply with any representation, warranty or covenant hereunder if not cured within thirty (30) days after written notice, unless such failure is such that it cannot be cured in which event no such cure period shall apply;

C.	Transfer or disposition of any of the Collateral, except as permitted by this Agreement; or

D.	Attachment, execution or levy on any of the Collateral.

        5.     Remedies upon Event of Default. Upon the occurrence of an Event of Default and at any time thereafter, Collateral Agent may exercise any one or more of the following rights and remedies:

            5.1.     declare all Obligations to be immediately due and payable, which shall then be immediately due and payable, without presentment or other notice or demand;

            5.2.     exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including but not limited to the right to take possession of any Collateral, proceeding without judicial process if permitted by law or by judicial process, and the right to use, sell, lease or otherwise dispose of any or all of the Collateral, and in connection therewith, Collateral Agent may require Debtor to make the Collateral available to Collateral Agent at a place to be designated by Collateral Agent that is reasonably convenient to all parties, and if notice to Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.2) at least 10 business days prior to the date of intended disposition or other action; or

            5.3.     exercise or enforce any or all other rights or remedies available to Secured Parties by law or agreement against the Collateral, including specifically the right to use the Collateral, against Debtor or against any other person or property.

All rights and remedies of Secured Parties shall be cumulative and may be exercised singularly or concurrently, at Collateral Agent’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

        6.    Other Personal Property. Unless at the time Collateral Agent takes possession of any tangible Collateral, or within seven days thereafter, Debtor gives written notice to Collateral Agent of the existence of any goods, papers or other property of Debtor, not affixed to or constituting a part of such Collateral, but which are located or found upon or within such Collateral, Collateral Agent shall not be responsible or liable to Debtor for any action taken or omitted by or on behalf of Secured Parties with respect to such property without actual knowledge of the existence of any such property or without actual knowledge that it was located or to be found upon or within such Collateral.

        7.    Assignment of Insurance. Debtor hereby assigns to Collateral Agent, as additional security for the payment of the Obligations, any and all moneys (including but not limited to proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Debtor under or with respect to, any and all policies of insurance covering the Collateral, and Debtor hereby directs the issuer of any such policy to pay any such moneys directly to Collateral Agent. Both before and after the occurrence of an Event of Default, Collateral Agent may (but need not), in Collateral Agent’s name or in Debtor’s name, execute and deliver proofs of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

        8.    Indemnity. Debtor agrees to defend, indemnify and hold harmless the Secured Parties and their respective officers, employees, and agents against all obligations, demands, claims, and liabilities claimed or asserted by any third party that such third party has an interest in the Collateral that is senior to or superior to the security interest granted to Secured Parties hereunder, except for such losses arising from or out of the gross negligence or willful misconduct of the Secured Party seeking such indemnity.

        9.    Termination of Security Interest. In the event of conversion of the Notes to capital stock of Debtor as provided in the Notes, this Agreement and the security interest granted hereunder shall automatically terminate. In the event any holder of Notes shall exercise all or any portion of the optional conversion rights in such holder’s Note, any rights of such holder in the Collateral and under this Agreement shall thereupon terminate.

        10.    Conduct No Waiver: Remedies Cumulative. No course of dealing on the part of any Secured Party, nor any delay or failure on the part of any Secured Party in exercising any right, power or privilege shall operate as a waiver of such right, power or privilege or otherwise prejudice the rights or remedies of such Secured Party; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to any Secured Party under this Agreement or any other agreement relating to issuance of the Notes or any one of them, is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted hereunder or thereunder or now or hereafter existing under.

        11.    Collateral Agent. Debtor acknowledges and agrees that Collateral Agent shall have the right to act on behalf of the Secured Parties (but not to the exclusion of the individual rights of the Secured Parties set forth herein), and the Securities Parties acknowledge and agree that Debtor may rely upon actions taken by Collateral Agent in its capacity as such for purposes of exercising the rights and remedies of the Secured Parties hereunder. For purposes of this Agreement, the Collateral Agent shall constitute a Secured Party.

        12.    Miscellaneous.

            12.1.     This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Secured Parties holding not less than a majority in interest of the Notes. A waiver signed by each Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of such Secured Party’s rights or remedies.

            12.2.     All notices to be given to Debtor or Collateral Agent hereunder shall be deemed sufficiently given if delivered or mailed by registered or certified mail, postage prepaid, to the party entitled thereto at its address set forth above or at such other address as Debtor or Collateral Agent may subsequently provide to the other in the manner prescribed by this Section.

            12.3.     Collateral Agent’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if Collateral Agent exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Collateral Agent need not otherwise preserve, protect, insure or care for any Collateral. Collateral Agent shall not be obligated to preserve any rights Debtor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application.

            12.4.     This Agreement shall be binding upon and inure to the benefit of Debtor and each Secured Party and their respective successors and assigns and shall take effect when signed by Debtor and delivered to Collateral Agent, and Debtor waives notice of Secured Parties’ acceptance hereof.

            12.5.     A carbon, photographic or other reproduction of this Agreement or of any financing statement signed by Debtor shall have the same force and effects as the original for all purposes of a financing statement.

            12.6.     This Agreement shall be governed by the internal laws of the State of Delaware. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.

            12.7.     DEBTOR AND THE SECURED PARTIES EACH WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

            12.8.     All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.

        This Agreement has been duly executed by the parties as of the date first set forth above.

MSO HOLDINGS, INC.
By: /s/ Steven Straus
Name: Steven Straus
Title: President
Commonwealth Associates, L.P.
By: /s/ Robert A. O'Sullivan
Name: Robert A. O'Sullivan
Title: CEO/President

[Signature Page to Security Agreement]

XI

Schedule 2.2

Other Collateral Locations